January 28, 2016

Advisers Investment Trust

325 John H. McConnell Blvd., Suite 150

Columbus, OH 43215

Re:	Advisers Investment Trust; File Nos. 333-173080 and 811-22538

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 24 to the Registration Statement for Advisers Investment Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 41 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,
/s/ Thompson Hine LLP
Thompson Hine LLP